FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp
(800) 284-5989

Northeast Bancorp Announces 1st Quarter Earnings; Up 4%

Auburn, Me 11/1/04- Northeast Bancorp (AMEX "NBN") announced that earnings for the first quarter ended September 30, 2004 were $956,116 or $0.37 per diluted share an increase of 4% over earnings for the same period last year which were $916,381 or $0.35 per diluted share. In addition, the Board of Directors declared a dividend of $0.09 per share, payable on November 24, 2004 to shareholders of record as of the close of business on November 3, 2004. Northeast Bancorp trades on the American Stock Exchange with approximately 2.5 million shares outstanding and a book value of approximately $15.08 per share as of September 30, 2004.

"I am pleased with the growth that we have experienced in this first quarter. We had solid loan and deposit growth which exceeded our expectations and we were able to keep expenses in line," said Jim Delamater, President and Chief Executive Officer. "We were also exceptionally busy finalizing the acquisition of the Sargent Insurance Agency which added 21,000 new customers and six additional insurance offices to the Northeast footprint giving us a total of 18 banking and insurance retail outlets throughout western, central and mid-coast Maine."

As of September 30, 2004, Northeast Bancorp had total assets of $555 million, an increase of 3% over last quarter. This growth in earning assets is responsible for the increase in net interest income; resulting in the overall increase in net income. The Company remains well capitalized and continues to follow its strategy which is designed to maintain sufficient levels of capital. This practice will allow the Company to provide a fair dividend return, to pursue the repurchase of its shares when appropriate, and to support the overall growth of the franchise.

Delamater added, "Our historic focus and ongoing dedication towards the delivery of multiple services and products to each and every Northeast household has allowed us to develop income diversity and to achieve a long term record of earnings growth. I am pleased that Northeast remains an independent Maine-based financial services company that is able to deliver local service with local decisions, together with an overall understanding of the needs of our customers, our communities, and the state."

Northeast Bancorp is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Financial Services, Inc. and other affiliations, provides retail and business customers with a broad array of financial services. Income is derived from a combination of traditional banking services and non-traditional financial products and services, including trust, investment, and insurance products (life, disability, property and casualty insurance). Employees utilize a "needs-based" consultative selling philosophy focused on understanding customers' financial goals and objectives to find the most appropriate product or service match.

The headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Management encourages present and prospective shareholders to contact President & CEO Jim Delamater directly to discuss the Company, its products and services, or ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries, or interested in learning more about the Company, should access its web site at www.northeastbank.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp. Such forward-looking statements reflect the Company's current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projects about its business and its industry, and they involve inherent risks and uncertainties. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, the Company is unable to provide any assurance that its expectations will in fact occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in technology, changes in securities markets, and the availability of and the costs associated with sources of liquidity. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K.

Important information-Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank. Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended
	September 30,		%
	2004	2003	Change
Selected financial information

Income statement data:

Interest income	$ 7,568	$ 6,631	14%
Interest expense	3,292	3,023	9%
Net interest income	4,276	3,608	19%
Provision for loan losses	300	240	25%
Net interest income after provision for loan losses	3,976	3,368	18%
Gain on sale of loans	52	431	-88%
Gain on securities	2	43	-95%
Other noninterest income	1,110	1,024	8%
Noninterest expense	3,754	3,528	6%
Operating income before income tax	1,386	1,338	4%
Income tax expense	430	422	2%
Net income	$ 956	$ 916	4%

Per share data:
Basic earning per common share	$ 0.38	$ 0.36	6%
Diluted earnings per common share	$ 0.37	$ 0.35	6%
Weighted average shares outstanding:
Basic	2,525,346	2,581,335	-2%
Diluted	2,568,703	2,632,708	-2%

Book value per share	15.08	14.32
Tangible book value per share	13.99	13.96

Net interest margin	3.28%	3.28%
Net interest spread	3.01%	2.97%
Return on average assets (annualized)	0.74%	0.78%
Return on equity (annualized)	10.74%	9.89%
Tier I leverage ratio (Bank)	7.96%	8.79%
Tier I risk-based capital ratio (Bank)	10.09%	11.39%
Total risk-based capital ratio (Bank)	11.20%	11.73%
Efficiency ratio	69%	69%
Nonperforming loans	2,002	2,015
Total nonperforming assets	2,068	2,146
Nonperforming loans as a % of total loans	0.45%	0.53%
Nonperforming assets as a % of total assets	0.37%	0.45%

	September 30,		%
	2004	2003	Change
Balance sheet highlights:

Investment securities	$ 67,477	$ 47,117	43%
Loans held for sale	237	609	-61%
Loans	448,587	381,421	18%
Allowance for loan losses	4,752	4,222	13%
Total assets	555,123	472,335	18%

Deposits:
NOW and money market	89,932	75,849	19%
Savings	29,340	28,343	4%
Certificates of deposits	142,679	136,247	5%
Brokered time deposits	94,949	38,829	145%
Noninterest-bearing deposits	36,817	33,584	10%
Total deposits	393,717	312,852	26%

Borrowings	85,898	93,769	-8%
Shareholders' equity	38,089	37,009	3%

Shares outstanding	2,525,102	2,584,577	-2%